EXHIBIT 21-1
THE NAVIGATORS GROUP, INC.
AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2008

Jurisdiction in
Name	which organized

Navigators Insurance Company	New York
Navigators Specialty Insurance Company	New York
Navigators Management Company, Inc.	New York
Navigators Management (UK) Ltd.	United Kingdom
Navigators Corporate Underwriters Ltd.	United Kingdom
Navigators Holdings (UK) Ltd.	United Kingdom
Navigators Underwriting Agency Ltd.	United Kingdom
Millennium Underwriting Ltd.	United Kingdom
Navigators Underwriting Limited	United Kingdom
Navigators NV	Belgium
NUAL AB	Sweden
Note: Navigators Special Risk, Inc. and Navigators California Insurance Services, Inc., wholly-owned subsidiaries of the Company, were merged into Navigators Management Company, Inc. during 2008.